Exhibit 99.1

PRESS RELEASE

Reckson Associates Realty Corp.
625 Reckson Plaza
Uniondale, NY 11556
(516) 506-6000 (Phone)
(516) 506-6800 (Facsimile)
Contact: Scott Rechler, CEO
Michael Maturo, President and CFO
Susan McGuire, SVP Investor Relations

Reckson Announces Dividends

     (UNIONDALE, NEW YORK, December 15, 2006) – Reckson Associates Realty Corp. (NYSE: RA) announced today that the Company's board of directors has declared a quarterly cash dividend on the Company's common stock of $0.4246 per share payable on January 17, 2007 to its stockholders of record as of January 2, 2007. The dividend is based on an annualized dividend rate of $1.6984 per share.

In addition to the fourth quarter dividend announced today, as previously announced, Reckson expects to declare a special dividend of an aggregate of approximately $25 million representing approximately $0.29 in cash per share and unit, based on the then currently outstanding shares and units. This special dividend is expected to have a record date as of the closing of the merger and to be paid to those holders entitled to receive the merger consideration. Members of Reckson management have agreed to waive certain existing severance rights in connection with the special dividend. This special dividend is conditioned on the closing of the SL Green merger and the closing of the purchase by certain members of management and other investors of certain suburban assets as described in the Company's proxy statement/prospectus.

The SL Green merger agreement also provides that as part of the merger consideration shareholders of Reckson at the closing of the merger will be paid an amount equal to an adjusted pro rata dividend. That pro rata dividend amount will be in an amount equal to the Reckson quarterly dividend of $0.4246 per share prorated to reflect the number of days in the first 2007 fiscal quarter until closing reduced by a portion of the SL Green dividend allocable to such pre-closing period. Such reduction will be a prorated portion of $0.0727 (representing the amount of the last SL Green dividend of $0.70 multiplied by the exchange ratio of 0.10387) .

Important Information and Where to Find It

Reckson and SL Green have filed a definitive proxy statement/prospectus as part of a registration statement regarding the proposed transaction with the Securities and Exchange Commission (SEC) on October 19, 2006. Investors and security holders are urged to read the proxy statement/prospectus because it contains important information about SL Green and Reckson and the proposed transaction. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus and other documents filed by SL Green and Reckson with the SEC at the SEC's website at www.sec.gov. The definitive proxy statement/prospectus and other relevant documents may also be obtained free of charge from SL Green or Reckson by directing such request to: SL Green, 420 Lexington Avenue, New York, NY 10170, Attention: Investor Relations, or Reckson, 625 Reckson Plaza, Uniondale, NY 11556, Attention: Investor Relations. Investors and security holders are urged to read the proxy statement, prospectus and other relevant material before making any voting or investment decisions with respect to the merger.